EXHIBIT 5.1

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Washington, D.C.

File No. 028713-0011

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Re:	Form S-4 Registration Statement
File No. 333-115211
17,000,000 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the registration by Zhone Technologies, Inc., a Delaware corporation (the “Company”), of 17,000,000 shares of its common stock, par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, on a Registration Statement on Form S–4 filed with the Securities and Exchange Commission on May 6, 2004 (File No. 333-115211), as amended by Amendment No. 1 filed on May 21, 2004 (collectively, the “Registration Statement”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the stockholders of Sorrento Networks Corporation (“Sorrento”) will have approved the Agreement and Plan of Merger by and among the Company, Selene Acquisition Corp., a wholly owned subsidiary of the Company, and Sorrento, dated as of April 22, 2004 (the “Merger Agreement”), (ii) the stockholders of the Company will have approved the issuance of the Shares pursuant to the Merger Agreement and (iii) the transactions contemplated by the Merger Agreement (other than the issuance of the Shares) will have been consummated in accordance with the Merger Agreement.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the references to our firm contained under the headings “The Merger – Background of the Merger” and “Validity of the Securities.”

Very truly yours,

/s/    LATHAM & WATKINS LLP